EXECUTION VERSION

AMENDMENT AGREEMENT

This AMENDMENT AGREEMENT, dated as of July 22, 2016 (this “Agreement”), is between BNP PARIBAS PRIME BROKERAGE INTERNATIONAL, LIMITED (“BNPP”), for itself and as agent for the BNPP Entities, and DNP SELECT INCOME FUND INC. (the “Company”).

The Company and BNPP (as successor to BNP Paribas Prime Brokerage, Inc.) are parties to that certain U.S. PB Agreement dated as of March 6, 2009 (as amended, modified and supplemented and in effect from time to time, the “U.S. PB Agreement”) and that certain Committed Facility Agreement dated as of March 6, 2009 (as amended, modified and supplemented and in effect from time to time, the “Facility Agreement”).

The parties hereto wish now to amend the U.S. PB Agreement and the Facility Agreement in certain respects, and accordingly, the parties hereto hereby agree as follows:

Section 1. Definitions. Except as otherwise defined in this Agreement, terms defined in the U.S. PB Agreement and Facility Agreement, as applicable, are used herein as defined therein. This Agreement shall constitute a “Contract” for all purposes of the U.S. PB Agreement and the Facility Agreement.

Section 2. Amendments. Subject to the satisfaction of the conditions precedent specified in Section 4 below, but effective as of the date hereof, the U.S. PB Agreement and the Facility Agreement shall be amended as follows:

(a)     References Generally. References in the U.S. PB Agreement and the Facility Agreement to “this Agreement” (and indirect references such as “hereunder”, “hereby”, “herein” and “hereof”) shall be deemed to be references to the U.S. PB Agreement and the Facility Agreement, as applicable, as amended by this Agreement. References in the U.S. PB Agreement and the Facility Agreement to BNPP PB, Inc. shall be references to BNP Paribas Prime Brokerage International, Limited, as successor to BNPP PB, Inc.

(b)     Amendments to the U.S. PB Agreement. The U.S. PB Agreement is hereby amended as follows:

(i) Section 18(f) of Exhibit A to the U.S. PB Agreement (the “Account Agreement”) is hereby amended by (i) deleting the text shown below in bold stricken text (example: ~~bold, stricken text~~), and (ii) adding the text shown below as bold, underlined text (example: bold, underlined text):

“(f)     “Collateral” means all right, title and interest of Customer in and to (i) each deposit, custody, securities, trading, commodity or other account maintained by Customer ~~with a BNPP Entity~~ (including, but not limited to, any or all Accounts); (ii) any cash, securities, commodity contracts, general intangibles and other property which may from time to time be deposited, credited, held or carried in any such account, that is due to Customer from ~~a~~ any of the BNPP ~~Entity~~ Entities, or that is delivered to or in the possession or control of ~~a~~ any of the BNPP ~~Entity~~ Entities or any of the BNPP Entities’ agents and all security entitlements with respect to any of the foregoing; (iii) all of Customer’s right, title or interest in, to or under any Contract, including obligations owed by ~~a~~ any of the BNPP ~~Entity~~ Entities (after any netting or set off, in each case to the extent enforceable, of amounts owed under such Contract); (iv) all of Customer’s security interests (or similar interests) in any property of ~~a~~ any of the BNPP ~~Entity~~ Entities securing ~~a~~ any BNPP Entity’s obligations to Customer under any Contract; (v) any property of Customer in which any of the BNPP Entities is granted a security interest under any Contract or otherwise (howsoever held); (vi) all income and profits on any of the foregoing, all dividends, interest and other payments and distributions with respect to any of the foregoing, all other rights and privileges appurtenant to any of the foregoing, including any voting rights and any redemption rights, and any substitutions for any of the foregoing; and (vii) all proceeds of any of the foregoing, in each case whether now existing or owned by Customer or hereafter arising or acquired.”

(ii) Section 2(b) of the Account Agreement is hereby amended by (i) deleting the text shown below in bold stricken text (example: ~~bold, stricken text~~), and (ii) adding the text shown below as bold, underlined text (example: bold, underlined text):

“(b) No other Liens. All Collateral delivered to a BNPP Entity shall be free and clear of all prior liens, claims and encumbrances (other than liens solely in favor of the BNPP Entities and pari passu liens granted in favor of the holders of the Initial Senior Notes (as defined in the Committed Facility Agreement)), and Customer will not cause or allow any of the Collateral, whether now owned or hereafter acquired, to be or become subject to any liens, security interests, mortgages or encumbrances of any nature other than (i) security interests solely in the BNPP Entities’ favor, ~~and~~ (ii) pari passu liens granted in favor of the holders of the Initial Senior Notes (as defined in the Committed Facility Agreement), and (iii) pledges by Customer of assets under a Credit Support Annex to an ISDA Master Agreement or in connection with listed call options transactions or repurchase agreements or other portfolio transactions pursuant to Customer’s investment portfolio activities. Furthermore, Collateral consisting of securities shall be delivered in good deliverable form (or the BNPP Entities shall have the power to place such securities in good deliverable form) in accordance with the requirements of the primary market or markets for such securities.”

(iii) Section 8(c) of the Account Agreement is hereby amended by adding the text shown below as bold, underlined text (example: bold, underlined text):

“(c)

Setoff. At any time and from time to time (other than during the period in which BNP Paribas Prime Brokerage International, Limited acts as Margin Loan Lender under the Intercreditor Agreement, during which period this Section 8(c) shall not apply), the BNPP Entities are hereby authorized, in their discretion, to set off and otherwise apply any and all of the obligations of a BNPP Entity then due to Customer against any and all Obligations of Customer then due to the BNPP Entities (whether at maturity, upon acceleration or termination or otherwise). Without limiting the generality of the foregoing, upon the occurrence of the Close-out of any Contract, each BNPP Entity shall have the right to net the Close-out Amounts due from it to Customer and from Customer to it, so that a single settlement payment (the “Net Payment”) shall be payable by one party to the other, which Net Payment shall be immediately due and payable (subject to the other provisions hereof and of any Contract); provided that if any Close-out Amounts may not be netted against all other Close-out Amounts, such excluded Close-out Amounts shall be netted among themselves to the fullest extent permitted under Applicable Law. Upon the occurrence of a Close-out, each BNPP Entity may also (i) liquidate, apply and set off any or all Collateral against any Net Payment, payment, or Obligation owed to it or the other BNPP

Entity under any Contract and (ii) set off and net any Net Payment, payment or obligation owed by it or the other BNPP Entity to Customer under any Contract against (x) any or all collateral or margin (or the Cash value thereof) posted by it or the other BNPP Entity to Customer under any Contract and (y) any Net Payment, payment or Obligation owed by Customer to a BNPP Entity (whether mature or unmatured, fixed or contingent, liquidated or unliquidated). For purposes of this Section 8(c), the term “Intercreditor Agreement” shall mean the Collateral Agency and Intercreditor Agreement dated July 22, 2016 among BNP Paribas Prime Brokerage International, Limited, as Margin Loan Lender, SCA Note Security Agent and Collateral Agent and The Bank of New York Mellon Trust Company, N.A., as TA Note Security Agent and the Noteholders from time to time party thereto (as amended, restated, supplemented or otherwise modified from time to time).”

(c)     Amendments to Section 1 of the Facility Agreement. Section 1(l) is hereby replaced in its entirety by the following new Section 1(k):

“(l)

“Maximum Commitment Financing” means (i) prior to the issuance of the Initial Senior Notes, $700,000,000 USD and (ii) following the issuance of Initial Senior Notes, $400,000,000 USD; provided, however, that (x) Customer and BNPP PB, Inc. may increase the Maximum Commitment Financing from time to time, if Customer makes a written request to BNPP PB, Inc. and BNPP PB, Inc. agrees, in its sole discretion, to such increase or (y) Customer may reduce the Maximum Commitment Financing upon 180 calendar days’ prior written notice.”

(d)     Amendments to Section 6 of the Facility Agreement. Section 6 of the Facility Agreement is hereby amended as follows:

(i)     Section 6(b) is hereby amended by (i) deleting the text shown below in bold stricken text (example: ~~bold, stricken text~~), and (ii) adding the text shown below as bold, underlined text (example: bold, underlined text):

“(b)	recall or cause repayment of any ~~cash loan~~ Borrowing under ~~the 40 Act Financing Agreements~~ this Agreement;”

(ii)     Section 6(c) is hereby amended by (i) deleting the text shown below in bold stricken text (example: ~~bold, stricken text~~), and (ii) adding the text shown below as bold, underlined text (example: bold, underlined text):

“(c)	modify the interest rate spread on ~~cash loans~~ Borrowings under ~~the 40 Act Financing Agreements~~ this Agreement, as set forth in Appendix B attached hereto;”

(e)   Amendments to Section 13(d) of the Facility Agreement. Section 13(d) of the Facility Agreement is hereby amended as follows:

(i) Section 13(d)(viii) is hereby amended by adding the text shown below as bold, underlined text (example: bold, underlined text):

“viii.	Other than the Initial Senior Notes, without BNPP PB, Inc.’s prior written consent, Customer enters into any additional indebtedness with a party other than a

BNPP Entity or its affiliates beyond the financing provided hereunder through the 1940 Act Financing Agreements, including without limitation any further borrowings constituting ‘senior securities’ (as defined for purposes of Section 18 of the 1940 Act) or any promissory note or other evidence of indebtedness, whether with a bank or any other person; provided, however, that indebtedness of Customer pursuant to a Credit Support Annex to an ISDA Master Agreement or in connection with listed call options transactions or repurchase agreements pursuant to Customer’s investment portfolio activities shall be permissible additional indebtedness;”

(ii) Section 13(d)(x) is hereby amended by adding the text shown below as bold, underlined text (example: bold, underlined text):

“x.

Other than the pari passu liens granted in favor of the holders of the Initial Senior Notes, Customer pledges to any other party, other than a BNPP Entity or its affiliates, any securities owned or held by Customer over which Custodian has a lien; provided, however, that pledges by Customer of assets under a Credit Support Annex to an ISDA Master Agreement or in connection with listed call options transactions or repurchase agreements pursuant to Customer’s investment portfolio activities shall be permissible.”

(g)     Amendments to Annex A to the Facility Agreement. Annex A to the Facility Agreement is hereby amended as follows:

(i)     Section 1 of Appendix A is hereby replaced in its entirety by the following new Section 1:

“1.	Collateral Requirements -

The Collateral Requirements in relation to all Positions shall be the greatest of:

(a) the aggregate product of (x) the Collateral Percentage applicable to such Positions and (y) the Current Market Value of such respective Positions;

(b) the sum of the collateral requirements of such Positions as per Regulation T or Regulation X, as applicable, of the Board of Governors of the Federal Reserve System, as amended from time to time;

(c) the sum of the collateral requirements of such Positions as per Financial Industry Regulatory Authority Rule 4210, as amended from time to time; or

(d) 50% of the Portfolio Gross Market Value.

“Positions” means all positions held in the Special Custody Account.”

(ii) Section 7 of Appendix A to the Facility agreement is hereby amended as follows:

(A) Section 7(d) is hereby replaced in its entirety by the following new Section 7(d):

“(e) “Current Market Value” means, with respect to the Pro Rata Portion of any Position, an amount equal to the product of (i) the number of units of the relevant security comprising such Pro Rata Portion of such Position and (ii) the price per unit of the relevant security (determined by BNPP PB, Inc.).”

(B) The following definition of “Pro Rata Portion” shall be added as a new Section 7(m):

“(m) “Pro Rata Portion” means, as of any date of determination, with respect to each Position represented by a single CUSIP identifier comprising the Collateral contained in the Special Custody Account, the number of shares representing a percentage of the total number of shares of such asset (rounding down to the nearest share) equal to the percentage derived from dividing (x) the outstanding principal amount of all Borrowings on such date, by (y) the sum of (1) the outstanding principal amount all Senior Notes on such date (which, with respect to any issuance of Senior Notes following the date of the Note Purchase Agreement, shall be calculated as of one Business Day prior to the issuance of such Senior Notes), plus (2) the outstanding principal amount all Borrowings on such date.”

(C) The following definition of “Senior Notes” shall be added as a new Section 7(n):

“(n) “Senior Notes” means (i) the senior notes issued by Customer under that certain Note Purchase Agreement dated July 22, 2016 (the “Note Purchase Agreement”) on the date thereof (the “Initial Senior Notes”), and (ii) any additional senior notes issued by Customer from time to time.”

(D) The existing provisions of Section 7 shall remain and shall be placed in alphabetical order.

Section 3. Representations and Warranties. Each party represents to the other party that all representations contained in the U.S. PB Agreement and the Facility Agreement are true and accurate as of the date of this Amendment and that such representations are deemed to be given or repeated by each party, as the case may be, on the date of this Agreement.

Section 4. Conditions Precedent. The amendments set forth in Section 2 hereof shall become effective, as of the date hereof, upon satisfaction of the following conditions:

(a) Execution. Each party hereto shall have received a counterpart of this Agreement executed by the other party.

(b) Fees. The Company shall have paid all reasonable and documented out-of-pocket costs and expenses of BNPP (including reasonable and documented fees and expenses of counsel to BNPP) incurred in connection with this Agreement.

(c) Closing of Notes Offering. The Company shall have consummated the sale of senior secured notes and, in connection therewith, the entry into an intercreditor agreement with BNPP and an amended and restated Special Custody Agreement with the parties thereto.

(d) Account Control Agreement. The Company shall have entered into an account control agreement in respect of the Company’s trading account(s) that is satisfactory to BNPP.

Section 5. Confirmation of Security. The Company (a) confirms its obligations under the U.S. PB Agreement and the Facility Agreement and (b) confirms that its obligations under the U.S. PB Agreement and the Facility Agreement, as amended hereby, are entitled to the benefits of the pledges set forth in the U.S. PB Agreement. Each party, by its execution of this Agreement, hereby confirms that the Obligations shall remain in full force and effect, and such Obligations shall continue to be entitled to the benefits of the grant of the security interest set forth in Section 2 of the Account Agreement.

Section 6. Miscellaneous. Except as herein provided, the U.S. PB Agreement and the Facility Agreement shall each remain unchanged and in full force and effect. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same amendatory instrument and any of the parties hereto may execute this Agreement by signing any such counterpart. Delivery of a counterpart by electronic transmission shall be effective as delivery of a manually executed counterpart hereof. This Agreement and any right, remedy, obligation, claim, controversy, dispute or cause of action (whether in contract, tort or otherwise) based upon, arising out of or relating to this Agreement shall be governed by, and construed in accordance with, the law of the State of New York. EACH OF THE COMPANY AND BNPP HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

BNP PARIBAS PRIME BROKERAGE INTERNATIONAL, LIMITED, for itself and as agent for the BNPP Entities

By:	/s/ Jeffrey Lowe
Name:	Jeffrey Lowe
Title:	Managing Director

By:	/s/ JP Muir
Name:	JP Muir
Title:	Managing Director

DNP SELECT INCOME FUND INC. – Amendment to Margin Loan Agreements

DNP SELECT INCOME FUND INC.

By:	/s/ Nathan I. Partain
Name:	Nathan I. Partain
Title:	President and Chief Executive Officer

DNP SELECT INCOME FUND INC. – Amendment to Margin Loan Agreements